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                                                                  Exhibit 10.37

[HEALTH SYSTEMS INTERNATIONAL LETTERHEAD]

July 3, 1996

Mr. Jay M. Gellert
440 Davis Street, Unit 913
San Francisco, CA 94111

Re:  Offer of Employment

Dear Jay:

We are pleased to extend to you an offer of employment with Health Systems International, Inc. ("HSI") and its subsidiaries, Health Net and QualMed, Inc. (hereinafter collectively referred to as the "Company"), for the exempt positions of President and Chief Operating Officer of HSI and Chairman of Health Net and QualMed, Inc. at an annual base salary of $425,000. In these capacities, you will report to Malik M. Hasan, M.D., the Chairman of the Board of Directors and Chief Executive Officer of HSI. Your office will be located in Woodland Hills, California. The start date for your employment is June 3, 1996.

As a senior executive of the Company, your annual base salary will be reviewed each year by the HSI Compensation and Stock Option Committee. Your first review for annual salary compensation purposes is scheduled to occur on or about July 1, 1997 and annually thereafter. Please be aware that a review should not be construed as a guarantee for salary increase.

You will also be eligible to participate in the HSI Management Bonus Plan. Under this plan you can earn up to 65% of your base salary as a bonus, subject to the discretion of the HSI Compensation and Stock Option Committee, if certain goals based upon Company and your individual performance are achieved. Your 1996 bonus will be based upon corporate and individual performance for the number of full months you are employed by the Company during the year. The goals which will be used to measure your performance for 1996 are attached hereto as Exhibit 1, and it is intended that you will be provided goals for successive calendar years prior to January 31 of each such year.

As to any bonus award, you must be actively employed and on the Company payroll at the time said bonus is to be paid which is on or before March 31 of each year. The HSI Compensation and Stock Option Committee in its sole discretion will award amounts as it deems appropriate consistent with the guidelines of the HSI Management Bonus Plan. If you are deemed to be one of HSI's five highest paid executive officers for any given year, you will participate in the HSI Performance-Based Annual Bonus Plan as adopted by HSI shareholders in 1994 or as hereafter amended, modified or superseded, in lieu of

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Mr. Jay M. Gellert
July 3, 1996
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the Management Bonus Plan.  (The HSI Performance-Based Annual Bonus Plan is
designed to address the limitations imposed under federal tax law on the Company's ability to deduct certain compensation paid to the five highest paid executive officers.)

In addition to the foregoing, and subject to (l) any applicable prerequisite length of employment or other eligibility requirements and (2) your continued employment with the Company, you will be eligible for consideration to receive and/or participate in the fringe benefits set forth in the Company's applicable Plan Documents, Associate Handbooks and/or Policy Statement, subject to the Company's right to enhance, increase, reduce, eliminate or otherwise modify at any time these or other fringe benefits (including the bonus plans referenced above). Your Company benefits include:

        o       Associate 401(k) Savings Plan

        o       Employee Stock Purchase Plan

        o Group medical coverage for you and your eligible dependents at current monthly rates applicable to the Company's employees to start June 3, 1996

        o Group dental coverage for you and your eligible dependents at current monthly rates applicable to the Company's employees to start June 3, 1996

        o Group term life insurance in the amount of $500,000 (supplemental term life insurance and term life insurance for your dependents is also available at your expense)

        o       Short-term and long-term disability benefits

        o       22 vacation and/or paid-time off days per calendar year

        o An anticipated initial nonqualified stock option grant (vesting one third per year, beginning on the third anniversary of your employment, with a ten year life) to purchase 100,000 shares of HSI Class A Common Stock at the market value of such stock at the close of business on June 3, 1996. Notwithstanding the vesting provisions above, in the event you should leave the Company for any reason other than just cause, you shall have the right to exercise your options for a one-year period from the date you terminated employment.

        o Eligibility to participate in HSI's profit-sharing stock grant program, which is based upon the profits of the Company


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Mr. Jay M. Gellert
July 3, 1996
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        o       Eligibility to participate in the Company's Supplemental
                Executive Retirement Plan

        o Reimbursement of reasonable, substantiated monthly business expenses

        o       Company paid holidays (currently ten days per year)

        o       Education Assistance Program

        o A car allowance of $1,000 per month plus a corporate VISA charge card which can be used for Company-related expenses

        o       A cellular phone for your vehicle

        o       A fax machine to be installed at your home

        o Financial planning allowance for tax advice and financial counseling subject to a maximum of $5,000 per year beginning with 1996

        The Company will provide you with temporary housing in Woodland Hills, California for a period of one year from your start date at a monthly cost not to exceed $2,000. Weekend trips to your residence in San Francisco will be at your expense. Upon the expiration of said one-year period, you must decide whether to relocate to Southern California or to continue renting at your own expense. Should you decide to relocate, the Company will provide you with certain benefits to assist you in relocating to Woodland Hills, including:


        o Payment for all packing, shipping and unloading of all your reasonable household items upon your move and up to 60 days storage


        o       Rental car in Woodland Hills for ten days

        o Up to two round-trip airline coach tickets for purposes of house hunting

        o One-way airline coach tickets as final transportation to Woodland Hills for you and each member of your family

        o Assistance with the sale of your current home to include payment of up to a 7% real estate commission, and assistance in the purchase of a new home to include payment of up to two points

        o Federal and state tax gross-ups on the above items, as allowed by law





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Mr. Jay M. Gellert
July 3, 1996
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Should you leave the employ of the Company within one year from your date of hire, you will be obligated to reimburse the Company for relocation expenses paid on your behalf, pro-rated by the number of months that have expired since your employment began.

Additionally, acceptance of this offer of employment will protect you in the unlikely event a Change-of-Control transaction (as defined below) occurs resulting in termination of your employment. If, during a two-year period following a Change-of-Control transaction, you are terminated by the Company or voluntary resign for a "good reason" (as defined below), you will receive severance pay equal to three years of your then current annual base salary, except that any severance pay will not exceed the lesser of (i) $1.5 million or
(ii) the applicable Internal Revenue Code Section 280G limitations to avoid penalty taxes and deduction limitations on "excess parachute payments."

Change-of-Control is defined as any one of the following:

        o A 51% change in beneficial ownership as a result of a single transaction of all capital stock of HSI;

        o A change in the majority of outside directors of HSI's Board of Directors over two years, which is unapproved by a majority of HSI's current directors;

        o The sale of substantially all of HSI's assets to an unrelated third party; or

        o       The liquidation or dissolution of HSI.

For purposes of your Change-of-Control severance benefit, "good reason" means a material reduction in the scope of your position, duties or responsibilities, or of your salary or status with the Company, or your removal from your positions referred to above as determined by the HSI Compensation and Stock Option Committee existing as of the date of the Change-of-Control, except in connection with the termination of your employment for disability, normal retirement or cause, or by voluntary resignation other than for good reason.

If you are terminated by the Company for a reason other than just cause or during a two year period following a Change-of-Control transaction, you will be entitled to receive severance payments equal to two years of your then current annual base salary and one year of your then current target bonus award.

Base salary severance payments made to you pursuant to this document, will be made on a monthly basis in equal monthly amounts commencing as of the end of the month immediately succeeding termination. The target bonus award will be made at the
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Mr. Jay M. Gellert
July 3, 1996
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Company's discretion but no later than the March 31 occurring two years after your termination date. Any severance payments are subject to verification that you have not breached the non-compete agreement set forth below.

Should disagreements arise with respect to this offer of employment, you and the Company agree to submit the matter to binding arbitration. The Company shall also have the right to pursue an equitable remedy in a California court pursuant to the applicable laws of California with respect to the non-compete and confidentiality restrictions set forth below. The prevailing party in either the arbitration and/or the equitable remedy action shall recover all attorney's fees and costs incurred.

This offer of employment shall remain confidential and, if accepted by you, will oblige you to the following two-year non-compete agreement. Accordingly, if you accept this offer you agree that you will not, for a period of two (2) years after any termination of your employment with the Company, undertake any employment or activity on behalf of a Competitor (as defined below) in the geographical area in which you performed services for the Company or any of its affiliates (the "Market Area"), which employment or activity could call upon you to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company or any of its affiliates to which you had access during your employment with the Company.

For these purposes, "Competitor" shall refer to any health maintenance organization, health care management company, physician group, insurance company or similar entity that provides managed health care or related services similar to those provided by the Company or any of its affiliates within the Market Area. It is hereby further agreed that if an arbitrator or any court of competent jurisdiction shall determine that the restrictions imposed in this non-compete agreement are unreasonable, invalid or unlawful (including, but not limited to, the definition of Market Area or Competitor or the time period during which this restriction is applicable), the parties hereto hereby agree to any restrictions that such arbitrator or court would find to be reasonable under the circumstances. It is further agreed that the Company shall have all equitable remedies available to enforce this non-competition restriction and the confidentiality restriction set forth in the following paragraph.

You acknowledge and agree that, during the period of your employment by the Company, you will have access to and become acquainted with various confidential information and practices, confidential customer information, and pricing methodology. All documents, memoranda, reports, files, correspondence, lists and other written, electronic and graphic records, affecting or relating to the Company's business that you may prepare, use, observe, possess or control shall be and remain the Company's sole property, and you shall not disclose any of these items, except as required in the course of your employment by the Company. In the event of the termination of your employment, you shall deliver
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Mr. Jay M. Gellert
July 3, 1996
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promptly to the Company all written and/or graphic records containing such trade secrets or confidential information.

Nothing set forth herein is intended to create any condition or term of employment other than that of an "at-will" employee. In other words, by accepting employment with the Company you confirm that your employment is voluntary and that there is no obligation on your part or on the part of the Company to continue that employment relationship for any period of time. While the Company certainly hopes that there will be a long and mutually satisfactory relationship between you and the Company, it is expressly understood and agreed that your employment can be terminated by either you or the Company at any time, for any reason and with or without prior notice of any kind. The only way in which this "at will" employment relationship can be changed is by a written agreement, approved by the HSI Compensation and Stock Option Committee, and signed by you and the Company.

The foregoing describes the terms of this offer of employment. Any prior or contemporaneous agreements or representations, whether oral or written, which may have been made or discussed but which are not included herein, are of no force or effect whatsoever or at all. The HSI Compensation and Stock Option Committee has approved this offer of employment. Please execute and return to me the enclosed extra copy of this offer of employment.

Jay, you should know that Dr. Hasan joins me in extending our warmest wishes. All of us at HSI are enthusiastic about having you on the Company's "First Team". Wishing you the best of success and the very


Best of health,


/s/ JAMES J. WILK
----------------------------------------
James J. Wilk
Senior Vice President, Human Resources
and Administrative Services of Health Net


JJW/nr


I hereby accept the terms of this offer of employment as outlined above.



/s/ JAY GELLERT                 9-20-96
---------------                 -------
Jay M. Gellert                   Date


Attachment: Exhibit 1